Exhibit 10.27

Agreement and Plan of Merger

by and among

Welsbach Technology Metals Acquisition Corp.,

Evolution Metals New LLC,

Evolution Metals Merger Sub 3, Inc.,

Evolution Metals Merger Sub 4, LLC,

Critical Mineral Recovery, Inc.,

NiCo Metals Group LLC,

Robert N. Feldman 2024 Family Irrevocable Trust,

Robert N. Feldman Revocable Trust,

Andrea S. Feldman,

and

Robert N. Feldman

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Exhibit A	Shareholder Support and Lockup Agreement

iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 10, 2025 (the “Effective Date”) by and among (i) Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), (ii) Evolution Metals New LLC, a Delaware limited liability company and a wholly owned subsidiary of WTMA (“Acquiror”), (iii) Evolution Metals Merger Sub 3, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub 1”), (iv) Evolution Metals Merger Sub 4, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub 2”), (v) Critical Mineral Recovery, Inc., a Missouri corporation (the “Company”), (vi) NiCo Metals Group LLC, a Missouri limited liability company, as the sole stockholder of the Company (“NiCo”), (vii) Robert N. Feldman 2024 Family Irrevocable Trust (the “RNIT Trust”), (viii) the Robert N. Feldman Revocable Trust (the “RNRT Trust” and together with the RNIT Trust, the “Trusts”), (ix) Andrea S. Feldman, and (x) Robert N. Feldman (collectively with the Trusts and Andrea S. Feldman, the “Indirect Sellers”, and Indirect Sellers together with NiCo, the “Sellers”). Each of Acquiror, Merger Sub 1, Merger Sub 2, the Company, NiCo, WTMA and the Indirect Sellers are referred to herein as a “Party” and together as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub 1 with and into the Company (the “First Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation in the First Merger;

WHEREAS, immediately following the First Merger, the Parties wish to effect a merger of the Company with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement, with Merger Sub 2 continuing as the surviving entity in the Second Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly approved, adopted and declared advisable this Agreement and the Mergers and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that NiCo, as the Company’s sole shareholder, approves this Agreement, the Mergers and the Transactions;

WHEREAS, the Board of Directors of Merger Sub 1 and the Board of Managers of Acquiror, as the sole shareholder of Merger Sub 1, have each duly approved and declared advisable this Agreement, the First Merger and the Transactions, and, in connection with the execution and delivery of this Agreement, each of Acquiror and Merger Sub 1 has adopted and approved this Agreement, the First Merger and the Transactions;

WHEREAS, the Board of Managers of Merger Sub 2 and the Board of Managers of Acquiror, as the sole member of Merger Sub 2, have each duly approved and declared advisable this Agreement, the Second Merger and the Transactions, and, in connection with the execution and delivery of this Agreement, each of Acquiror and Merger Sub 2 has adopted and approved this Agreement, the Second Merger and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)	“Accounting Referee” means an independent national accounting firm with whom the Company (or any of the Company’s shareholders or Affiliates) has not had a relationship within the past three years and that is mutually acceptable to the Company and NiCo.

(b)	“Acquiror Default” has the meaning set forth in Section 7.01(d).

(c)	“Acquiror Equityholder Approval” means the approval of Acquiror as the sole member of (i) Merger Sub 2 and (ii) the Company following the First Merger.

(d)	“Acquiror Fundamental Representations” means the representations and warranties of Acquiror contained in Section 4.01, Section 4.02, Section 4.05 and Section 4.08.

(e)	“Acquiror Material Adverse Effect” means a Material Adverse Effect on Acquiror.

(f)	“Acquisition Proposal” means, with respect to the Company, other than the transactions contemplated hereby, any inquiry, offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 5% or more of the consolidated assets of the Company or (ii) any equity or voting securities of the Company; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity or voting securities of the Company; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Company.

(g)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(h)	“Affiliate Agreements” has the meaning set forth in Section 3.14(a)(v).

(i)	“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(j)	“Ancillary Document” means any other document, certificate or agreement entered into or contemplated to be entered into in connection with the Transactions.

(k)	“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

(l)	“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

(m)	“Antitrust Law” means any Law of any jurisdiction (whether United States, foreign or multinational) having the purpose of promoting competition and/or prohibiting unreasonable restraints of trade, including Laws requiring the notification of certain transactions to Antitrust Authorities.

(n)	“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in the Delaware are authorized by Law or executive order to be closed.

(o)	“Cash Consideration” has the meaning set forth in Section 2.08(a).

(p)	“Certificate of Merger” has the meaning set forth in Section 2.03.

(q)	“Chosen Courts” has the meaning set forth in Section 9.17(a).

(r)	“Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, Legal Proceedings and causes of action of every kind and nature (whether matured or unmatured, absolute or contingent) including any unknown or undisclosed claim.

(s)	“Closing Date” has the meaning set forth in Section 2.02.

(t)	“Closing” has the meaning set forth in Section 2.02.

(u)	“Code” means the Internal Revenue Code of 1986, as amended.

(v)	“Company Auditor” has the meaning set forth in Section 5.05(b).

(w)	“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

(x)	“Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.03(b).

(y)	“Company Board Recommendation” has the meaning set forth in Section 5.03(b).

(z)	“Company Common Stock” means the Company’s common stock.

(aa)	“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

(bb)	“Company Default” has the meaning set forth in Section 7.01(c).

(cc)	“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 3.17, Section 3.18 and Section 3.33.

(dd)	“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company.

(ee)	“Company Real Property” means any of the Leased Real Property and, to the extent applicable, any real property owned by the Company.

(ff)	“Company Registered Intellectual Property” has the meaning set forth in Section 3.23(a).

(gg)	“Company Stockholder Approval” means the approval of NiCo as the sole stockholder of the Company.

(hh)	“Contract” means any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.

(ii)	“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

(jj)	“COVID Relief Programs” means the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Consolidated Appropriations Act, 2021 (Pub. L. 116-159), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury Regulations or other administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65, 2020-38 I.R.B. 567), and any similar provisions of state, local and non-U.S. Law.

(kk)	“de-SPAC Transactions” has the meaning set forth in Section 2.04.

(ll)	“DLLCA” has the meaning set forth in Section 2.01.

(mm)	“DGCL” has the meaning set forth in Section 2.01.

(nn)	“EM LLC” has the meaning set forth in Section 2.13.

(oo)	“Encumbrance” means any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(pp)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(qq)	“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(rr)	“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

(ss)	“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(tt)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

(uu)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(vv)	“Expenses” means, with respect to a Person, all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Documents, and the Transactions, including any bonus or other payments to employees paid in connection with the Transactions and the preparation, printing, filing and mailing or other required filings and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval, the Acquiror Equityholder Approval and all other matters related to the Transactions.

(ww)	“Export Approvals” has the meaning set forth in Section 3.24(a).

(xx)	“Financial Statements” has the meaning set forth in Section 3.04(a).

(yy)	“GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States of America.

(zz)	“GBCM” has the meaning set forth in Section 2.01.

(aaa)	“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

(bbb)	“Governmental Authority” means any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(ccc)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(ddd)	“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

(eee)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(fff)	“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (a) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

(ggg)	“Indemnified Taxes” means (i) any and all Taxes imposed on the Company for a Pre-Closing Tax Period, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract, indemnification agreement or pursuant to any applicable Law, which Taxes relate to an event, agreement or transaction occurring before the Closing Date, or (iv) any and all Transfer Taxes allocated to NiCo as provided in Section 8.05.

(hhh)	“Indirect Sellers” has the meaning set forth in the preamble.

(iii)	“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or its business symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

(jjj)	“Interim Financials” has the meaning set forth in Section 5.05(a).

(kkk)	“Interim Period” has the meaning set forth in Section 5.01.

(lll)	“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

(mmm)	“IRS” means the United States Internal Revenue Service or any successor thereto.

(nnn)	“Knowledge of the Company”, with respect to any matter in question, shall mean the actual knowledge of any manager, officer or director of NiCo or the Company after reasonable inquiry.

(ooo)	“Law” means any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ppp)	“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company.

(qqq)	“Legal Proceeding” means any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

(rrr)	“Liabilities” means, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, loss, Tax, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(sss)	“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

(ttt)	“Main Merger Agreement” has the meaning set forth in Section 3.15(c).

(uuu)	“Material Adverse Effect” means any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the applicable Party in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable Party and its Subsidiaries (if any), taken as a whole, or (b) the ability of such Party to timely consummate the Mergers or to perform its obligations under this Agreement and the Ancillary Documents; provided, however, in the case of the foregoing clause (a), no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable Party and its Subsidiaries (if any) operate; (iii) general conditions (or changes in such conditions) affecting the industries in which the applicable Party and its Subsidiaries (if any) conduct business; (iv) changes after the Effective Date in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the Effective Date in GAAP or other accounting standards applicable to the Party or its Subsidiaries (if any) (or the authoritative interpretation thereof); (v) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Party or its Subsidiaries (if any) has operations (but excluding damage to the assets or properties of the Party or its Subsidiaries (if any)); (vi) any action or omission required by Law; (vii) any action or omission at the written request or with the written consent of all other Parties; (viii) any failure, in and of itself, by the applicable Party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or (ix) resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Mergers (including the identities of Acquiror, Merger Sub 1 and Merger Sub 2, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of Acquiror, Merger Sub 1 or Merger Sub 2); unless any such Change described in clauses (i) through (ix) disproportionately affects the applicable Party and its Subsidiaries (if any), taken as a whole, as compared to other companies operating in the same industry as the applicable Party.

(vvv)	“Material Contract” has the meaning set forth in Section 3.14.

(www)	“Merger Consideration Securities” has the meaning set forth in Section 2.08(a).

(xxx)	“Merger Consideration” has the meaning set forth in Section 2.08(a).

(yyy)	“Multiemployer Plan” has the meaning set forth in Section 3.15(c).

(zzz)	“NiCo” has the meaning set forth in the introductory paragraph hereof.

(aaaa)	“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.

(bbbb)	“Open Source Materials” means any software subject to an Open Source License.

(cccc)	“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(dddd)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(eeee)	“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Real Property Lease (as defined below), (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or planned use of, or materially impair the value of, such specific affected Company Real Property, (v) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business with customers of the Company, and (vi) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security; provided that if such Liens affect any Company Real Property, only to the extent such Liens do not materially disrupt the ordinary course operation of such specific Company Real Property.

(ffff)	“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(gggg)	“Pre-Closing Tax Contest” has the meaning set forth in Section 8.04(a).

(hhhh)	“Real Property Leases” has the meaning set forth in Section 3.22(a)(ii).

(iiii)	“Regulation S” has the meaning set forth in Error! Reference source not found..

(jjjj)	“Releasees” means (a) the Company; (b) the Company’s present and former Affiliates; (c) the respective present and former Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses (a) through (c).

(kkkk)	“Representative” means, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

(llll)	“Rule 144” has the meaning set forth in Error! Reference source not found..

(mmmm)	“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Syria, Russia and Venezuela).

(nnnn)	“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

(oooo)	“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

(pppp)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article IV.

(qqqq)	“SEC” means the United States Securities and Exchange Commission or any successor thereto.

(rrrr)	“Securities Act” means the United States Securities Act of 1933, as amended.

(ssss)	“Sellers” has the meaning set forth in the preamble.

(tttt)	“Straddle Period” means any Tax Period that includes (but does not end on) the Closing Date.

(uuuu)	“Subsidiary” of any Person means (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the “means of control” of such Person.

(vvvv)	“Surviving Corporation” has the meaning set forth in Section 2.01.

(wwww)	“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

(xxxx)	“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

(yyyy)	“Tax” means (a) any and all U.S. federal, state, provincial, local or non-U.S. gross receipts, gain, capital stock, windfall, income, profits, estimated, municipal, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, disability, social security, occupation, value added, ad valorem, transfer, withholding, payroll, recapture, alternative or add-on minimum, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect thereto, in each case, whether disputed or not, and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of (i) being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, (ii) of any obligation under any agreement or arrangement (including any Tax sharing arrangement), or (iii) being a transferee or successor, or otherwise.

(zzzz)	“Title IV Plan” has the meaning set forth in Section 3.15(c).

(aaaaa)	“Top Customers” has the meaning set forth in Section 3.25(c).

(bbbbb)	“Top Vendors” has the meaning set forth in Section 3.25(a).

(ccccc)	“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

(ddddd)	“WTMA” has the meaning set forth in the preamble.

(eeeee)	“WTMA Common Stock” means the common stock, par value $0.0001 per share, of Acquiror.

(fffff)	“WTMA Rights” mean (i) the 352,054 issued and outstanding rights underlying private units of WTMA to acquire one-tenth of one share of WTMA Common Stock issued by WTMA in connection with the initial public offering of WTMA (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option) to Welsbach Acquisition Holdings LLC, a Delaware limited liability company; and (ii) the 7,727,686 issued and outstanding rights to acquire one-tenth of one share of WTMA Common Stock and which, along with the shares of WTMA Common Stock, comprised the WTMA Units sold in the initial public offering of WTMA (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option).

(ggggg)	“WTMA Unit” means, together, one share of WTMA Common Stock and one WTMA Right.

Section 1.02 Certain Interpretations. Unless otherwise indicated (i) all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation” (unless such words already follow); (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person; (v) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (vi) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” or “Acquiror Material Adverse Effect” under this Agreement; (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (viii) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (ix) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (x) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (xi) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xii) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Article II. The Mergers

Section 2.01 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, in accordance with the General Business Corporations Code of the State of Missouri (the “GBCM”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub 1 shall be merged with and into the Company, the separate corporate existence of Merger Sub 1 shall thereupon cease and the Company shall continue its corporate existence under the General and Business Corporations Law of the State of Missouri as the surviving corporation of the First Merger (sometimes hereinafter referred to as the “Surviving Corporation”). Immediately following the First Merger, at the Second Effective Time, in accordance with the General and Business Corporations Law of the State of Missouri and Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub 2, the separate corporate existence of the Company shall thereupon cease and Merger Sub 2 shall continue its company existence under the DLLCA as the surviving company in the Second Merger (sometimes hereinafter referred to as the “Surviving Company”).

Section 2.02 The Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Mergers (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefit such condition exists, of the conditions to closing as set forth in Section 5.11, or such other time as agreed to by the Parties in writing, each in their sole discretion, by exchange of electronic documents. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.03 Effective Time. On the Closing Date, the Parties will cause the Mergers to be consummated by the filing of, first, Articles of Merger for the First Merger in the form as reasonably agreed to by the Parties (the “Articles of Merger”) with the Secretary of State of the State of Missouri and, second, a Certificate of Merger for the Second Merger in the form as reasonably agreed to by the Parties (the “Certificate of Merger”) with the Secretary of State of the State of Missouri and the Secretary of State of the State of Delaware. The First Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Missouri or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger, and the Second Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger. The date and time at which the First Merger becomes effective is referred to in this Agreement as the “First Effective Time” and the date and time at which the Second Merger becomes effective is referred to in this Agreement as the “Second Effective Time,” and the First Effective Time and the Second Effective Time are collectively referred to herein as the “Effective Time”. For the avoidance of doubt, the First Effective Time shall occur immediately prior to the Second Effective Time.

Section 2.04 Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the GBCM and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of Missouri and the Secretary of State of the State of Delaware or as otherwise required pursuant to applicable Law) on the part of any Party, (a) Merger Sub 1 shall merge with and into the Company and the Company shall continue as the Surviving Corporation, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Mergers. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri or as otherwise required pursuant to applicable Law) on the part of any Party, (a) the Company shall merge with and into Merger Sub 2 and Merger Sub 2 shall continue as the Surviving Company, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Surviving Company, (c) all debts, liabilities and duties of the Company and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company, and (d) all the rights, privileges, immunities, powers and franchises of Merger Sub 2 shall continue unaffected by the Second Merger.

Section 2.05 Governing Documents.

(a)	At the First Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Second Effective Time, the certificate of formation of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Company (provided that the name of the Surviving Company may be amended at the Second Effective Time), until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of formation.

(b)	At the First Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Second Effective Time, the limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Company (provided that the name of the Surviving Company may be amended at the Second Effective Time), until thereafter amended in accordance with applicable Law and the applicable provisions of the limited liability company agreement

Section 2.06 Managers, Directors and Officers.

(a)	The officers and directors of the Company immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers and directors of the Surviving Corporation.

(b)	The officers and managers of Merger Sub 2 immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers and managers of the Surviving Company.

Section 2.07 Merger Consideration; Conversion of Shares.

(a)	The Parties acknowledge and agree that the consideration payable to NiCo in the First Merger, subject to the provisions herein, shall be the right to convert all of the shares of Company Common Stock into (i) a number of shares of WTMA Common Stock having a value of $225,000,000 (the “Merger Consideration Securities”); and (ii) the sum of $125,000,000 (the “Cash Consideration” and, together with the Merger Consideration Securities, the “Merger Consideration”).

(b)	At the First Effective Time, by virtue of the First Merger and without any further action on the part of Acquiror, Merger Sub 1, the Company, NiCo, the Indirect Sellers or any stockholder of the Acquiror:

(i)	any shares of Company Common Stock held as treasury stock or held or owned by the Company or Merger Sub 1 immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)	all of the shares of Company Common Stock outstanding immediately prior to the First Effective Time shall be automatically converted solely into the right to receive the Merger Consideration, in total, with each share of Company Common Stock being entitled to receive a number of shares of WTMA Common Stock equal to (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, divided by (ii) the total number of shares of WTMA Common Stock comprising the Merger Consideration.

(c)	At the First Effective Time, WTMA shall pay the Cash Consideration to NiCo, pursuant to wire transfer instructions provided by NiCo to WTMA.

(d)	Each share of common stock, $0.01 par value per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and share of common stock of the Surviving Corporation.

(e)	At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation, (i) each of the equity interests of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as an equity interest of the Surviving Company and (ii) all shares of common stock of the Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor, such that, immediately following the Second Merger, the Surviving Company shall be a wholly owned subsidiary of Acquiror.

Section 2.09 Contribution of Capital. At the Closing, WTMA shall make a contribution to the capital of the Company in the amount of $50,000,000, which shall be used in part to repay the Indebtedness of the Company in place as of the Closing. At least 5 Business Days prior to the Closing, the Company shall provide Acquiror and WTMA with a reasonable accounting of the Indebtedness of the Company at such time.

Section 2.10 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.08 and NiCo shall cease to have any rights as a stockholder of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

Section 2.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub 1, in the name of Merger Sub 2, in the name of the Surviving Corporation and otherwise) to take such action.

Section 2.12 Tax Reorganization. The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, that the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties agree to report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties acknowledge and agree that each Party will file all Tax Returns in a manner consistent with the provisions of this Agreement (including this Section 2.12), unless filing Tax Returns in such manner is not permitted under applicable Law.

Section 2.13 Main Agreement. The Parties acknowledge and agree that WTMA, WTMA Merger Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of WTMA and Evolution Metals, LLC, a Delaware limited liability company (“EM LLC”), are parties to the Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024 (as may be amended or restated from time to time, the “Main Merger Agreement”), pursuant to which the parties thereto and certain of their respective affiliates are undertaking the transactions as set forth therein (collectively, the “de-SPAC Transactions”). Notwithstanding anything herein to the contrary, the representations, warranties, covenants and agreements of the Parties herein shall be deemed automatically revised to the extent expressly required by Main Merger Agreement, and any actions undertaken by the parties to the Main Merger Agreement that are expressly required by the Main Merger Agreement shall not result in any breach of the terms and conditions of this Agreement.

Section 2.14 Withholding. Each of Acquiror, the Company, the Surviving Company, a paying agent, an escrow agent and their respective affiliates and representatives or other agents shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement any amounts as may be required to be deducted and withheld in connection with or with respect to the making of such payments under any applicable Law, and any amount so deducted or withheld and paid over to a Government Authority shall be treated as though it had been paid to the Person in respect of whom such amount was deducted or withheld. The applicable withholding agent shall be entitled to request from the relevant recipient of any payment pursuant to this Agreement any forms reasonably related thereto, including IRS Form W-9 or applicable IRS Form W-8.

Article III. Representations and Warranties Related to the Company

Except as set forth in the disclosure letter delivered by the Sellers and the Company to Acquiror, WTMA, Merger Sub 1 and Merger Sub 2 on the Effective Date (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representations in this Article III), the Company and the Sellers, jointly and severally, hereby represent and warrant to Acquiror, WTMA, Merger Sub 1 and Merger Sub 2 as follows:

Section 3.01 Organization.

(a)	The Company has been duly incorporated, formed or organized and is validly existing under the Laws of the State of Missouri, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the Effective Date and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company, taken as a whole.

(b)	NiCo is a limited liability company, duly formed and is validly existing under the Laws of the State of Missouri, and has the requisite legal power and authority to own, lease or operate all of its properties and assets and to execute and perform its obligations under this Agreement and any applicable Ancillary Documents.

Section 3.02 Subsidiaries. The Company does not have, and has never had, any Subsidiaries or any ownership or similar interest in any other Person.

Section 3.03 Due Authorization.

(a)	Other than the Company Shareholder Approval, the Company has all requisite power and authority to execute and deliver this Agreement and the other documents (including the Ancillary Documents) to which it is a party contemplated hereby and (subject to the approvals described in Section 3.05) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. When the execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by NiCo, no other proceeding on the part of the Company is necessary to authorize this Agreement and the other documents (including the Ancillary Documents) to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents (including the Ancillary Documents) to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents (including the Ancillary Documents) to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	Each Seller has all requisite power and authority or capacity, as applicable, to execute and deliver this Agreement and the other documents (including the Ancillary Documents) to which it is a party contemplated hereby and (subject to the approvals described in Section 3.05 and Section 3.06) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. No other proceeding on the part of such Seller is necessary to authorize this Agreement and the other documents (including the Ancillary Documents) to which such Seller is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents (including the Ancillary Documents) to which such Seller is a party contemplated hereby will be, duly and validly executed and delivered by such Seller and this Agreement constitutes, and on or prior to the Closing, the other documents (including the Ancillary Documents) to which such Seller is a party contemplated hereby will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 and Section 3.06 and except as set forth on Section 3.04 of the Company Disclosure Letter the execution and delivery by the Company of this Agreement and the documents (including the Ancillary Documents) to which the Company or the Sellers are a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)	violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or such Seller (if applicable),

(b)	violate or conflict with, in any material respect, any provision of, or result in the breach of, or default under any Law or Order applicable to the Company or such Seller,

(c)	violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.14(a) to which the Company or such Seller is a party or by which the Company or such Seller may be bound, or terminate or result in the termination of any such foregoing Contract; or

(d)	result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or such Seller, except, in the case of clauses (c) and (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 3.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any Seller with respect to the Company’s or such Seller’s execution or delivery of this Agreement or the other documents (including the Ancillary Documents) to which the Company or such Seller is a party, or the consummation by the Company or such Seller of the transactions contemplated hereby or thereby, except for (a) (i) applicable requirements of the HSR Act and any other applicable Antitrust Law, (ii) any filing reasonably determined by the parties hereto to be required by applicable Law and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities Laws or Nasdaq; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (c) the filing of the Certificate of Merger in accordance with the GBCM.

Section 3.06 Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement by Company and has approved this Agreement and the Transactions. The execution, delivery, and performance by each Seller of this Agreement and each Ancillary Document to which it is a party and the consummation by such Seller of the Transactions and the other transactions contemplated thereby have been duly authorized by all necessary trust (or other legal) action, if applicable, and no other proceedings on its part are necessary to authorize this Agreement or any Ancillary Document to which it is a party or to consummate the Transactions or the other transactions contemplated thereby.

Section 3.07 Capitalization of the Company.

(a)	The authorized capital stock of the Company is set forth on Section 3.07(a) of the Company Disclosure Letter, and NiCo legally and beneficially owns all of the Company Shares, as set forth on Section 3.07(a) of the Company Disclosure Letter, and no other Person has any rights therein or thereto. There are no liens or other Encumbrances of any kind on the Company Shares and NiCo has the sole right to dispose of the Company Shares. There are no outstanding options, warrants or other similar agreements with respect to the Company Shares. Other than the Company Shares, none of NiCo or any other Person owns any equity securities of Company.

(b)	The shares of Company Common Stock (i) have been duly authorized and validly issued and is fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising under applicable securities Laws). All of the shares of Company Common Stock are uncertificated.

(c)	Except as otherwise set forth on Section 3.07(c) of the Company Disclosure Letter, neither the Company nor any other Person has issued or granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance or sale of additional equity interests, or for the repurchase or redemption of other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind, including any which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of the Company.

Section 3.08 Investment Representations.

(a)	NiCo hereby confirms, that the Merger Consideration Securities to be acquired by NiCo will be acquired for investment for NiCo’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that NiCo has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing the Agreement, NiCo further represents that NiCo does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Merger Consideration Securities. NiCo has not been formed for the specific purpose of acquiring the Securities.

(b)	NiCo is a sophisticated investor and has adequate information concerning the business and financial condition of the Company, EM LLC and WTMA to make an informed decision regarding the Agreement and has independently and without reliance upon the Company, EM LLC or WTMA and based on such information as NiCo has deemed appropriate, made its own analysis and decision to enter into the Agreement and accept the Merger Consideration Securities. NiCo has had an opportunity to discuss the Company’s, EM LLC’s and WTMA’s respective business, management, financial affairs and the terms and conditions of the offering of the Merger Consideration Securities with the Company’s, EM LLC’s and WTMA’s management and has had an opportunity to review the Registration Statement on Form S-4 (Registration No. 333-283119), as amended (the “Form S-4”), filed by WTMA with the SEC, relating to the Agreement.

(c)	NiCo understands that the Merger Consideration Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of NiCo’s representations as expressed herein. NiCo understands that the Merger Consideration Securities are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, NiCo must hold the Merger Consideration Securities indefinitely unless they are registered with the SEC and qualified by state authorities. NiCo acknowledges that none of the Company, EM LLC or WTMA has any obligation to register or qualify the Merger Consideration Securities for resale. NiCo acknowledges that the Merger Consideration Securities are not publicly traded and NiCo understands that this offering is not intended to be a public offering, and that NiCo will not be able to rely on the protection of Section 11 of the Securities Act.

(d)	NiCo understands that no public market now exists for the Merger Consideration Securities, and that none of the Company, EM LLC or WTMA has made any assurances that a public market will ever exist for the Merger Consideration Securities.

(e)	If NiCo is not a United States person (as defined by Section 7701(a)(30) of the Code), NiCo hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any acquisition of the Merger Consideration Securities, including (i) the legal requirements within its jurisdiction for the acquisition of the Merger Consideration Securities, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or transfer of the Merger Consideration Securities. NiCo’s acquisition and payment for and continued beneficial ownership of the Merger Consideration Securities will not violate any applicable securities or other Laws of the NiCo’s jurisdiction.

(f)	Neither NiCo, nor, if applicable, any of its officers, directors, employees, agents, stockholders or partners, is an entity 50% or more owned or, where relevant under applicable sanctions laws, controlled, individually or in the aggregate, by one or more parties designated on a sanctioned parties list administered by the United States, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Laws and regulations pertaining to trade and economic sanctions administered by the United States.

(g)	NiCo acknowledges that it has not acquired the Merger Consideration Securities as a result of any “general solicitation” or “general advertising” (as those terms are used in Regulation D promulgated under the Securities Act), including any advertisements, articles, notices or other communications published on the internet or in any newspaper, magazine or similar media or broadcast over radio, television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(h)	NiCo acknowledges that it is not relying upon any person in making its investment or decision to invest in the Company or Evolution Metals & Technologies Corp.

(i)	The office or offices of NiCo in which it has its principal place of business is identified in the address or addresses of NiCo set forth in Section 9.06.

(j)	NiCo understands that the Merger Consideration Securities have not been and will not be, prior to distribution, registered under the Securities Act or the securities Laws of any State of the United States and that the offer and sale of the Merger Consideration Securities to it will be made in reliance upon an exemption from registration under Rule 506(b) under Regulation D promulgated under the Securities Act available for offers and sales to “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Accredited Investors”) and up to 35 persons that are not Accredited Investors.

(k)	NiCo acknowledges that prior to the time of acquisition of any Merger Consideration Securities it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and EM LLC concerning the terms and conditions of the offering of the Merger Consideration Securities and to obtain such additional information which the Company or EM LLC possesses or can acquire without unreasonable effort or expense.

(l)	NiCo has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Merger Consideration Securities and is able, without impairing its financial condition, to hold such Merger Consideration Securities for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment.

(m)	NiCo understands and acknowledges that upon the original issuance of the Merger Consideration Securities and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable securities laws of any state of the United States, the applicable book entry notation for NiCo (or the applicable book entry) representing the Merger Consideration Securities and all securities issued in exchange therefor or in substitution thereof, shall bear a legend to the following effect (in addition to any legend required under applicable state securities laws).

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE MEMBER HEREOF, BY ACQUIRING THESE SECURITIES, AGREES FOR THE BENEFIT OF EVOLUTION METALS MANAGEMENT LLC (THE “ISSUER”), THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY ONLY (A) TO THE ISSUER, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND, IN EACH CASE, THE MEMBER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE ISSUER AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE ISSUER TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES ARE PROHIBITED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT.”

If any of the Merger Consideration Securities are being sold pursuant to clause (C) in the legend above, the legend may be removed by delivery to the Company of an opinion of counsel of recognized standing in form and substance satisfactory to the Company to the effect that the legend is no longer required under applicable requirements of the Securities Act.

(n)	If required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, NiCo will execute, deliver and file and otherwise assist the Company in filing reports, questionnaires, undertakings and other documents with respect to the issue of the Merger Consideration Securities.

(o)	NiCo acknowledges that it is encouraged to obtain independent legal, income tax and investment advice with respect to its acquisition of the Securities and, accordingly, has had an opportunity to acquire an understanding of the meanings of all terms contained herein relevant to NiCo for the purpose of giving the representations, warranties and covenants contained herein.

(p)	NiCo understands and acknowledges that it is making the representations and warranties and agreements contained herein with the intent that they may be relied upon by the Company, EM LLC and WTMA in determining its eligibility or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to acquire the Merger Consideration Securities.

(q)	NiCo undertakes to notify the Company, EM LLC and WTMA immediately at the principal offices of the Company of any change in any representation, warranty or other information relating to NiCo set forth herein which takes place prior to the closing of the issuance of the Merger Consideration Securities.

Section 3.09 Financial Statements; Books and Records.

(a)	Attached as Section 3.09(a) of the Company Disclosure Letter are true and complete copies of the audited balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the period ended December 31, 2023 and unaudited balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the period ended (collectively, the “Financial Statements”).

(b)	Except as set forth on Section 3.09(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the results of its operations, its incomes, its changes in members’ equity and its cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and (iv) when delivered by the Company for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)	There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act). The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)	Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e)	All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business and in accordance with applicable Laws.

Section 3.10 Investment Company Act; JOBS Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 3.11 No Undisclosed Liabilities. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no Liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), in each case of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (a) Liabilities, debts, obligations, claims or judgments reflected or reserved for on the Financial Statements or disclosed in the notes thereto or (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business, of the Company (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law), and which Liabilities are not, individually or in the aggregate, material to the Company.

Section 3.12 Litigation and Proceedings. Except as set forth on Section 3.12 of the Company Disclosure Letter, (a) there are no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or its properties or assets; and (b) there is no outstanding Order imposed upon the Company; nor are any properties or assets of the Company or its business bound or subject to any Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company. Section 3.12 of the Company Disclosure Letter sets forth a true, correct and complete list of any Legal Proceedings that were pending in the past three years.

Section 3.13 Legal Compliance.

(a)	The Company is, and has been for the past three years, in compliance with all applicable Laws in all material respects.

(b)	The Company has not received any written notice of, or been charged with, the violation, in any material respect, of any Laws.

(c)	The Company maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s directors, officers, employees or its agents, representatives or other Persons, acting on behalf of the Company, will be prevented, detected and deterred.

Section 3.14 Contracts; No Defaults.

(a)	Section 3.14(a) of the Company Disclosure Letter contains a listing of all Contracts described in Section 3.14(a)(i) through Section 3.14(a)(xiii) (such Contracts listed or required to be listed, “Material Contracts”) to which, as of the Effective Date, the Company is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 3.14(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)	Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(ii)	Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company in the last five (5) years or pursuant to which there are ongoing obligations, in each case, involving payments in excess of $100,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations ongoing;

(iii)	Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(iv)	Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (other than the Company’s Governing Documents);

(v)	Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company, on the one hand, and Affiliates of the Company, the officers and directors (or equivalents) of the Company, the shareholders of the Company, any employee of the Company or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vi)	employment Contracts with each current executive, officer, director or management-level employee of the Company or that are not cancellable at-will;

(vii)	Contracts with any employee, advisor, independent contractor, or consultant of the Company or with any other Person that (A) provide for change in control, severance, transaction bonus, retention, or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the transactions contemplated hereby or (B) that are not cancellable at-will;

(viii)	Contracts containing covenants (A) prohibiting or limiting the right of the Company or its Affiliates to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or its Affiliates’ ability to conduct their business with any Person in any geographic area in any material respect;

(ix)	Any collective bargaining (or similar) agreement or Contract between the Company, on one hand, and any labor union, works council, or other body representing employees of the Company, on the other hand;

(x)	Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company (i) grants to a third Person the right to use material Intellectual Property of the Company or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xi)	Each Contract requiring capital expenditures by the Company after the Effective Date in an amount in excess of $100,000 in any calendar year;

(xii)	Any Contract that (A) grants to any third party any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the Effective Date and requires aggregate future payments to the Company in excess of $100,000 in any calendar year;

(xiii)	Contracts granting to any Person (other than the Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company; and

(xiv)	Any outstanding written commitment to enter into any Contract of the type described in Section 3.14(a)(i) through Section 3.14(a)(xiii).

(b)	Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company, (x) the Company has performed in all respects all respective obligations required to be performed by it to date under such Material Contracts and neither the Company, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last three years, the Company has not received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 3.15 Company Benefit Plans.

(a)	Section 3.15(a) of the Company Disclosure Letter sets forth a complete list, as of the Effective Date, of each material Company Benefit Plan (to the extent the Company has any material Company Benefit Plans). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)	Except as set forth on Section 3.15(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the Effective Date have been made and all obligations in respect of each Company Benefit Plan as of the Effective Date have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)	No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)	With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)	No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)	Except as set forth on Section 3.15(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)	Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

Section 3.16 Labor Relations; Employees.

(a)	Except as set forth on Section 3.16(a) of the Company Disclosure Letter, (i) the Company is not a party to or bound by any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization, (ii) no such agreement is being negotiated by the Company, and (iii) no labor union, works council, or any other employee representative body has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company. To the Knowledge of the Company, there has been no labor organization activity involving any employees, workers, or independent contractors of the Company. There is not currently any pending, nor to the Knowledge of the Company, threatened or reasonably anticipated: (A) strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company; (B) unfair labor practice charge or complaint against the Company before the National Labor Relations Board or any other similar Governmental Authority; or (C) complaint, grievance, or arbitration arising out of any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization. No notice, consent or consultation obligations with any labor union, works council, or employee representative organization will be a condition precedent to, or required or triggered by, the execution of this Agreement or the consummation of the transactions contemplated herein.

(b)	The Company is, and has been for the past five (5) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company.

(c)	There are not currently any pending, nor to the Knowledge of the Company, threatened or reasonably anticipated, Legal Proceedings or other Actions before any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, worker, consultant, or independent contractor of the Company, any labor union, works council, or employee representative organization, or any other Person in connection with the employment or engagement of any current, prospective, or former applicant, employee, worker, consultant, or independent contractor of the Company or otherwise alleging breach of any express or implied Contract of employment, violation of any applicable Law governing employment and employment practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)	To the Knowledge of the Company, no present or former employee, worker or independent contractor of the Company is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or (B) the knowledge or use of trade secrets or proprietary information.

(e)	The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or (ii) an employee of the Company. No allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or (ii) an employee of the Company at the level of Vice President or above.

(f)	The Company has not taken any action that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination of employment. The Company has sufficient employees to operate the business of the Company as currently conducted.

Section 3.17 Taxes. Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a)	All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions of time to file granted to or obtained on behalf of the Company), all such Tax Returns are true, complete and accurate in all material respects, all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid, and the Company has not incurred any liability for Taxes following the date of the Financial Statements other than Taxes incurred in the Ordinary Course of Business..

(b)	All material Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld, and collected and have been timely paid over to the proper Governmental Authority, and the Company otherwise has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or any other Person.

(c)	There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company.

(d)	No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company that remains unresolved or unpaid.

(e)	No U.S. federal, state, local or non-U.S. audit, examination, refund claim, litigation, proposed adjustment or other administrative proceeding or court proceeding is currently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received a written notice of any actual or threatened audit, examination, litigation, proposed adjustment or other administrative proceeding or court proceeding with regard to any of its Taxes or Tax Returns.

(f)	There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect or pending with respect to any material Taxes of the Company.

(g)	The Company has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h)	The Company is not a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than customary commercial Contracts entered into in the Ordinary Course of Business and not primarily related to Taxes).

(i)	The Company has never been a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Sections 355 or 361 of the Code.

(j)	In the last five years, the Company has not acquired any assets from any Person in a transaction in which the adjusted tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted tax basis of the acquired assets (or any other property) in the hands of the transferor.

(k)	The Company (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the Ordinary Course of Business not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group for Tax purposes. The Company is in compliance with all applicable transfer pricing Laws and regulations (including Section 482 of the Code and Treasury Regulations thereunder), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology.

(l)	No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(m)	The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)	The Company does not have, and has never had, a permanent establishment (within the meaning of any applicable Tax treaty), a fixed place of business, a branch or any other similar business arrangement in any country other than the country of its organization, and the Company is not, nor has it ever been, subject to income or other material Taxes in a jurisdiction outside the country of its organization.

(o)	The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b).

(p)	The Company will not be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any Tax Period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition entered into on or prior to the Closing Date, (ii) excess loss account or deferred intercompany gains described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) arising on or prior to the Closing Date, (iii) any deferred revenue or any other prepaid amount received on or prior to the Closing Date, (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date.

(q)	The Company is not required to make any payments of Taxes pursuant to Section 965(h) of the Code, and the Company is not a party to a transfer agreement within the meaning of Treasury Regulations Section 1.965-7(b).

(r)	The Company has not availed itself of any provisions of COVID Relief Programs with respect to Taxes, including Tax credits and Tax deferrals.

(s)	The Company is not, and has never been, a party to or the beneficiary of any Tax exemption, Tax holiday or any other Tax reduction contract, agreement or arrangement with any Governmental Authority.

(t)	The Company has not applied for any Tax refunds or Tax credits, which applications are still outstanding.

(u)	The Company is, and has always been, an accrual method taxpayer for U.S. federal (and applicable state, local and non-U.S.) income tax purposes.

(v)	Neither the Company nor any of its predecessors has ever elected to be treated as an “S corporation” within the meaning of Section 1362(a)(i) of the Code.

(w)	The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. law) by reason of a change in accounting method, or otherwise.

(x)	The Company is not a partner for U.S. federal income tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for U.S. federal income tax purposes.

(y)	The Company has properly classified each of its present and former service providers as an employee or independent contractor for Tax purposes in accordance with applicable Law.

Section 3.18 Brokers’ Fees. Except as set forth on Section 3.18 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Affiliates for which Acquiror or the Company has or will have any obligation.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter contains a list of, as of the Effective Date, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the Effective Date. True, correct and complete copies of such insurance policies as in effect as of the Effective Date (if any) have previously been made available to Acquiror. All insurance policies held by, or for the benefit of, the Company are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as disclosed on Section 3.19 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last three years.

Section 3.20 Licenses. The Company has obtained, and maintains, and has obtained and maintained for the past three years, all of the material Licenses required to permit the Company to acquire, originate, own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted. Each material License held by the Company is full force and effect. the Company (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any material License to which it is a party or which it has been issued, (b) is not and has not been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; and (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company as currently conducted from and after Closing. Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company.

Section 3.21 Equipment and Other Tangible Property. The Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 3.22 Real Property.

(a)	Section 3.22(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, including the name(s) of the Company party to such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease. Except as disclosed in Section 3.22(a) of the Company Disclosure Letter, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation against the Company. With respect to each parcel of Leased Real Property:

(i)	The Company holds a good, marketable and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)	The Company has delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, terminations and modifications thereof (if any) (collectively, the “Real Property Leases”), and none of such Real Property Leases have been amended, modified or terminated in any respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror. There are no oral leases, licenses or other agreements with respect to any Leased Real Property.

(iii)	The Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the Knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)	No party, other than the Company, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)	The Company has no knowledge of, nor has received any written notice of, any default or breach under any of the Real Property Leases.

(vi)	The Company has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)	Other than as set forth in Section 3.22(b) of the Company Disclosure Letter, the Company does not own and has never owned an interest in any real property.

Section 3.23 Intellectual Property.

(a)	Section 3.23(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company as of the Effective Date, whether applied for or registered in the United States or internationally as of the Effective Date (“Company Registered Intellectual Property”). The Company is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the Knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications, abandoned applications, or expired patents included in Company Registered Intellectual Property) is valid and enforceable.

(b)	The Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property necessary for the continued conduct of the business of the Company in substantially the same manner as such business has been operated during the last three years, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c)	The Company has not, within the past three years, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which the Company is a named party, or to the Knowledge of the Company, that is threatened in writing, alleging the Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the past three years, any such action brought or threatened in writing.

(d)	Except as set forth on Section 3.23(d) of the Company Disclosure Letter, to the Knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company in any material respect, and (ii) the Company has not sent to any Person within the past three years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company.

(e)	The Company takes commercially reasonable measures to protect the confidentiality of trade secrets included in its Intellectual Property that are material to the business of the Company. To the Knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets of the Company to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)	No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company and used in connection with the business.

(g)	With respect to the software used or held for use in the business of the Company, to the Knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or customers of the Company.

(h)	The Company’s use and distribution of (i) software developed by the Company, and (ii) Open Source Materials, is in compliance in all material respects with all Open Source Licenses applicable thereto. The Company has not used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company, to be subject to Copyleft Licenses.

Section 3.24 Privacy and Cybersecurity.

(a)	The Company maintains and is in compliance with, and during the last three years has maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s posted or publicly facing privacy policies, and (iii) the Company’s contractual obligations concerning cybersecurity, data security and the security of the Company’s information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. There are no Actions by any Person (including any Governmental Authority) pending to which the Company is a named party or, to the Knowledge of the Company, threatened in writing, against the Company alleging a violation of any third Person’s privacy or personal information rights.

(b)	During the last three years (i) there have been, no material breaches of the security of the information technology systems of the Company, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s business or operations. The Company takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the Knowledge of the Company, the Company has not (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company.

Section 3.25 Environmental Matters.

(a)	The Company is and, except for matters that have been fully resolved with no liability to the Company or are set forth on Section 3.25 of the Company Disclosure Letter, has been in compliance in all material respect with all Environmental Laws.

(b)	To the Knowledge of the Company, the Company is not considered the “owner” or “operator” of any real property pursuant to applicable Environmental Laws, except for Company Real Property. There has been no release of any Hazardous Materials by the Company (i) at, in, on or under any Leased Real Property or in connection with the Company’s operations off- site of the Leased Real Property or (ii) to the Knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company has been transported to, sent, placed or disposed of.

(c)	The Company is not subject to any current Order relating to any material non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)	No material Legal Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to the Company’s compliance with or liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)	The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company with, or liability of the under, any Environmental Law.

Section 3.26 Absence of Changes. From January 1, 2024, (a) there has not been any Company Material Adverse Effect, (b) the Company has conducted its business only in the Ordinary Course of Business and (c) the Company has not taken (or failed to take) any action that, if taken (or failed to be taken) after the Effective Date, would constitute a breach of any of the covenants set forth in Section 5.01 if the prior written consent of Acquiror was not obtained.

Section 3.27 Anti-Corruption Compliance.

(a)	For the last three years, neither the Company nor any of its officers, directors, employees, nor, to the Knowledge of the Company, any agent or third-party representative of the Company acting on behalf of the Company, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)	The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)	To the Knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), legal, regulatory, or administrative proceedings, whistleblower complaints or reports against the Company, or internal or external audits alleging (i) any unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Bribery Laws related to the Company.

Section 3.28 Anti-Money Laundering Compliance.

(a)	Neither the Company nor any of its officers, directors, employees, nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(b)	There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its officers, directors or employees (in their capacities as such), except as would not be, individually or in the aggregate, material to the Company.

Section 3.29 Sanctions and International Trade Compliance.

(a)	The Company as well as its officers, directors and employees, and to the Knowledge of the Company, agents and third-party representatives, (i) are, and have been for the last three years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, threatened, claims, complaints, charges, investigations, regulatory or administrative proceedings, voluntary disclosures or Legal Proceedings against the Company related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)	Neither the Company nor any of its officers, directors, employees nor, to the Knowledge of the Company, employees or any of the Company’s agents, representatives or other Persons acting on behalf of the Company, is or has been during the last three years(i) a Sanctioned Person or (ii) transacting business directly or knowingly indirectly, or otherwise engaging in dealings, with or for the benefit of, any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 3.30 Vendors and Customers.

(a)	Section 3.30(a) of the Company Disclosure Letter sets forth, as of the Effective Date, the top six (6) vendors based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing 12 months for the periods ending December 31, 2023 and December 31, 2024 (collectively, the “Top Vendors”).

(b)	Except as set forth on Section 3.30(b) of the Company Disclosure Letter, none of the Top Vendors has informed the Company in writing that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Company or its business.

(c)	Section 3.30(c) of the Company Disclosure Letter sets forth, as of the Effective Date, the top six (6) customers based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing eight months for the periods ending December 31, 2023 and December 31, 2024 (if any) (collectively, the “Top Customers”).

(d)	Except as set forth on Section 3.30(d) of the Company Disclosure Letter, none of the Top Customers has informed the Company in writing that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Customers is otherwise involved in or threatening a material dispute against the Company or its business.

Section 3.31 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter agreement or blanket purchase agreement between the Company, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 3.32 Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Company constitute all of the assets reasonably necessary for the continued conduct of the business of the Company after the Closing in the Ordinary Course of Business.

Section 3.33 Related Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no director, officer or other Affiliate of the Company or, to the Knowledge of the Company, any immediate family of any of the foregoing has, directly or indirectly: (a) any economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) any economic interest in any person that purchases from or sells or furnishes to the Company any goods or services; (c) any beneficial interest in any Contract of the type described in Section 3.14(a); or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.33. The Company has not, during the last three years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified in any material respect any term of any such extension or maintenance of credit.

Section 3.34 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Acquiror, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Acquiror for such purpose. The Company acknowledges and agrees that: in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Acquiror set forth in this Agreement, the Company Disclosure Letter and in any Ancillary Document (including any certificate delivered by the Company pursuant hereto).

Section 3.35 No Additional Representation or Warranties. Except as provided in this Agreement, the Company Disclosure Letter and in the Ancillary Documents, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, equityholders, partners, members or representatives has made, or is making, and Acquiror, WTMA, Merger Sub 1 and Merger Sub 2 hereby expressly disclaim, any representation or warranty whatsoever to Acquiror or WTMA or Merger Sub 1 or Merger Sub 2 or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, WTMA or Merger Sub 1 or Merger Sub 2 or their respective Affiliates other than as set forth in this Article III, the Company Disclosure Letter and the Ancillary Documents.

Article IV. Representations and warranties of Acquiror and WTMA

Acquiror and WTMA, as applicable, hereby represent and warrant to the Company as follows:

Section 4.01 Due Organization; Subsidiaries.

(a)	Acquiror is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)	Acquiror is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Acquiror Material Adverse Effect.

(c)	Other than Merger Sub 1 and Merger Sub 2 and except as contemplated by the Main Merger Agreement and the de-SPAC Transactions, Acquiror has no Subsidiaries, and none of Acquiror or Merger Sub 1 or Merger Sub 2 owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly any other Entity. None of Acquiror nor Merger Sub 1 nor Merger Sub 2 is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. None of Acquiror nor Merger Sub 1 nor Merger Sub 2 has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 4.02 Corporate Power; Enforceability. Acquiror has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or is specified to be, a party, and to perform its covenants and obligations hereunder and thereunder and to consummate the Transactions. Subject to the Company Stockholder Approval and the Acquiror Equityholder Approval, the execution and delivery by Acquiror, Merger Sub 1 and Merger Sub 2 of this Agreement and each Ancillary Document to which either of them is, or is specified to be, a party, the performance by Acquiror, Merger Sub 1 and Merger Sub 2 of their respective covenants and obligations hereunder and thereunder and the consummation by Acquiror, Merger Sub 1 and Merger Sub 2 of the Transactions, including the Mergers, have been duly authorized by all necessary action on the part of Acquiror, Merger Sub 1 or Merger Sub 2 and no additional proceedings on the part of Acquiror, Merger Sub 1 or Merger Sub 2 are necessary to authorize the execution and delivery by Acquiror, Merger Sub 1 or Merger Sub 2 of this Agreement or any Ancillary Document to which it is, or is specified to be, a party, the performance by Acquiror, Merger Sub 1 or Merger Sub 2 of their respective covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Mergers. This Agreement has been duly executed and delivered by Acquiror, Merger Sub 1 and Merger Sub 2 and, at or before the Closing, Acquiror, Merger Sub 1 and Merger Sub 2 will each have duly executed and delivered each Ancillary Document to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Document to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of Acquiror, Merger Sub 1 or Merger Sub 2, as applicable, enforceable against Acquiror, Merger Sub 1 or Merger Sub 2, as applicable, in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.03 No Conflict With Other Instruments. The execution of this Agreement by Acquiror and the consummation of the Transactions by Acquiror will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Acquiror is a party or to which any of its assets, properties or operations are subject.

Section 4.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Acquiror requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.05 Approval of Agreement. The managing member of Acquiror has authorized the execution and delivery of this Agreement by Acquiror and has approved this Agreement and the Transactions.

Section 4.06 WTMA Capitalization. As of the Effective Date, the authorized share capital of WTMA consists of (i) 100,000,000 shares of WTMA Common Stock, 3,366,765of which are issued and outstanding as of the Effective Date and (ii) 1,000,000 shares of WTMA preferred stock, of which no shares are issued and outstanding as of the Effective Date ((i) and (ii) together, the “WTMA Capital Stock”). Except for (i) the WTMA Units, (ii) the WTMA Rights and (iii) the unit purchase option to purchase 600,000 WTMA Units at a price of $11.50 per unit, as of the Effective Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the WTMA, shares of WTMA Common Stock or other equity interests in WTMA, or securities convertible into or exchangeable or exercisable for such equity interests. All issued and outstanding shares of WTMA Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) WTMA’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of WTMA or any Contract to which WTMA is a party or otherwise bound.

Section 4.07 Acquiror Capitalization. Acquiror is a wholly owned subsidiary of WTMA.

Section 4.08 No Brokers. Acquiror has not retained any broker or finder in connection with any of the Transactions, and Acquiror has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.09 WTMA Shares.

(a)	As of the Closing the shares of WTMA Common Stock to be issued to NiCo will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(b)	Upon consummation of the Transactions, NiCo shall own all of the shares of WTMA Common Stock issued to it hereunder, free and clear of all Encumbrances, other than those as set forth in the Governing Documents of WTMA or pursuant to applicable Laws.

Section 4.10 Disclaimer of Other Representations or Warranties. Except as previously set forth in this Article IV or in any certificate delivered by Acquiror to the Company pursuant to this Agreement, Acquiror and WTMA make no representations or warranties, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article V. Covenants and Agreements of the Parties

Section 5.01 Conduct of Business. From the Effective Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article VII (the “Interim Period”), the Company shall, and the Sellers shall cause the Company to, except as otherwise explicitly contemplated by this Agreement or the other Ancillary Documents or required by Law or as consented to by Acquiror in writing (which consent shall not to be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company in the Ordinary Course of Business and (ii) preserve intact the business organization of the Company, keep available the services of the employees of the Company and preserve intact the current business relationships of the Company with customers, suppliers and other persons with whom the Company has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 5.01 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Sellers shall not permit the Company to, except as otherwise explicitly contemplated by this Agreement or the other Ancillary Documents or required by Law:

(a)	change or amend the Governing Documents of the Company or form or cause to be formed any new Subsidiary of the Company;

(b)	make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company Common Stock;

(c)	purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity securities of the Company;

(d)	enter into, modify or terminate (other than expiration in accordance with its terms or renewals in the Ordinary Course of Business) any Material Contract, in each case, other than as required by Law;

(e)	sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the Ordinary Course of Business;

(f)	acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign, or otherwise dispose of any fee simple ownership interest or leasehold estate in any real property (other than in the Ordinary Course of Business);

(g)	except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 3.14(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company, (ii) make any change in the key management structure of the Company, including the hiring of additional directors or officers or the termination of existing directors or officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the Ordinary Course of Business, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company;

(h)	close or materially reduce its activities, or effect any material layoff or other material personnel reduction, at any of its facilities;

(i)	acquire by merger or consolidation with, or merge or consolidate with, or purchase the equity or substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)	(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person;

(k)	(i) make (except any such election customarily made with filing a Tax Return and the making of which is consistent with the past practices of the Company), change or revoke any election in respect of Taxes, except in the Ordinary Course of Business, (ii) amend, modify or otherwise change any filed income or other material Tax Return or file any income Tax or other material Tax Return outside of the Ordinary Course of Business, (iii) adopt, or request permission from any Governmental Authority, to change any Tax accounting method, (iv) change any annual Tax accounting period, (v) make a request for a Tax ruling or enter into any closing agreement with any Governmental Authority in respect of Taxes, (vi) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than a commercial agreement entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, (vii) settle or compromise any claim, notice, deficiency, litigation, administrative or court proceeding, audit or assessment in respect of material Taxes, (viii) file any claim for a refund of Taxes or surrender or allow to expire any right to claim a refund of Taxes or (ix) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(l)	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(m)	adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(n)	waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(o)	grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company except for the expiration of the Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s business judgment as to the costs and benefits of maintaining the item;

(p)	disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company other than in the Ordinary Course of Business and pursuant to obligations to maintain the confidentiality thereof;

(q)	make or commit to make capital expenditures or incur, create, assume, prepay or otherwise become liable for any Indebtedness, in each case other than in an amount not in excess of the amount set forth on Section 5.01(q) of the Company Disclosure Letter, in the aggregate;

(r)	amend or change any of the Company’s accounting policies or procedures, other than reasonable and usual amendments in the Ordinary Course of Business or as required by a change in GAAP;

(s)	manage the Company’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the Ordinary Course of Business;

(t)	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(u)	other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company;

(v)	terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company, taken as a whole;

(w)	fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(x)	waive the restrictive covenant obligations of any Person to the Company;

(y)	(i) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(z)	terminate without replacement or amend in a manner materially detrimental to the Company any insurance policy insuring the business of the Company; or

(aa)	enter into any agreement to do any action prohibited under this Section 5.01.

Section 5.02 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall afford to Acquiror, WTMA and their respective accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of Business of the Company, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company, and (z) copies of any communications sent or received by the Company in connection with such Legal Proceedings, matters and decisions.

Section 5.03 Company Stockholder Approval.

(a)	As promptly as practicable following the Effective Date, the Company shall, in accordance with applicable Law and the Governing Documents of the Company, establish a record date for, duly call, give notice of, convene and hold a meeting of NiCo as the sole stockholder of the Company, or solicit and obtain a written consent in lieu of a meeting of NiCo as the sole stockholder of the Company, to obtain the Company Stockholder Approval.

(b)	The Company agrees that (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Transactions and shall use its reasonable best efforts to solicit the Company Stockholder Approval (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Acquiror, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Acquiror (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”), and the Company’s obligation to solicit the Company Stockholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Company Board Adverse Recommendation Change.

Section 5.04 Acquisition Proposals. From the Effective Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company to any Person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the Effective Date, the Company shall, and shall instruct its Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (if any, and other than Acquiror and its Representatives).

Section 5.05 Financial Statements.

(a)	WTMA is an intended third party beneficiary of this Section 5.05 and may enforce the covenants and agreements as set forth herein as though a party hereto.

(b)	Each of the Company and the Sellers acknowledges that WTMA may include the Company’s financial statements in a registration statement or other filing made by WTMA with the SEC, as required by the SEC. The Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, on or before the date that is forty-five (45) days after the Effective Date, to WTMA the Financial Statements, together with an unqualified opinion with respect thereto from an independent accounting firm registered with the Public Company Accounting Oversight Board and reasonably acceptable to each of the Acquiror and the Company (the “Company Auditor”). The Company Auditor must consent to their opinion referenced above being used in a registration statement or other filing made by WTMA with the SEC. Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2024 the Company shall deliver, or cause to be delivered, to WTMA, in form and substance satisfactory to WTMA, the Company’s unaudited consolidated balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of operations, cash flow and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Company and the Sellers, prior to the Closing shall reasonably cooperate with WTMA and Acquiror in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for WTMA to file the Financial Statements and any Interim Financials in a registration statement or other filing made by WTMA with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of WTMA’s securities. WTMA shall be entitled to include the information contained in the Financial Statements and any Interim Financials in a registration statement or other filing made by WTMA with the SEC if such registration statement or other filing is required in connection with WTMA satisfying its reporting obligations under the Securities Act or the Exchange Act or any rule or regulation applicable to WTMA or WTMA’s securities.

(c)	The Company represents and warrants that the Financial Statements and any Interim Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated (subject to normal year-end adjustments) in accordance with past practices and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto and (iv) meet the standards, requirements, conditions and thresholds as otherwise reasonably determined by WTMA and Acquiror.

Section 5.06 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Section 5.11 to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Transactions; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Documents. Notwithstanding anything to the contrary herein (except as set forth in Section 9.02), the Company shall not be required prior to the Closing to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 5.07 Regulatory Filings.

(a)	Each of Acquiror, Merger Sub 1 and Merger Sub 2, on the one hand, shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Legal Proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.01(a). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b)	From and after the Effective Date and until the Closing, each of the Company and Acquiror shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

(c)	Notwithstanding the foregoing or anything herein to the contrary, no Party shall be required to dispose of any material amount of assets, or curtail any material portion of its operations, or pay any fees to any Governmental Authority in excess of $25,000, in order to obtain any approval or consent from any Governmental Authority in order to consummate the Transactions.

Section 5.08 Anti-Takeover Statute. In the event that any anti-takeover, anti-trust or similar Law is or becomes applicable to this Agreement or any of the Transactions, the Parties shall, subject to Section 5.07(c), use their respective reasonable commercial efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

Section 5.09 Public Statements and Disclosure. None of the Company or the Sellers, on the one hand, or Acquiror, Merger Sub 1 and Merger Sub 2, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of Acquiror, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange or market on which any WTMA capital stock is then listed or available for trading and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of Acquiror and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 5.10 Further Assurances; Cooperation. Each Party shall, upon reasonable request by any other Party, execute and deliver any additional documents as are necessary or desirable to complete and effectuate the transactions contemplated by this Agreement, and the Parties agree to cooperate and use their respective commercially reasonable efforts to consummate the Transactions. The Company and the Sellers will reasonably cooperate with EM LLC and Acquiror in connection with the preparation of any filings required to be made to the SEC or any other governmental entity. The Company and the Sellers will furnish all information concerning the Company as EM LLC and Acquiror may reasonably request in connection with the preparation of any filings.

Section 5.11 Company Disclosure Letter. As promptly as practicable following the Effective Date, the Company and the Sellers shall deliver an updated Company Disclosure Letter to Acquiror and WTMA. Any disclosure in any such updated Company Disclosure Letter shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification rights contained in this Agreement.

Article VI. Conditions to the Closing of the Merger

Section 6.01 General Conditions. The respective obligations of the Parties to consummate the Mergers and the Transactions shall be subject to the satisfaction or waiver by mutual written agreement of the Parties, prior to the Closing, of each of the following conditions:

(a)	No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Transactions.

(b)	No Legal Proceedings. No Legal Proceeding initiated by any Person seeking an Order to enjoin or prohibit the consummation of the Transactions shall be pending or threatened.

(c)	de-SPAC Transactions. The de-SPAC Transactions shall have been consummated.

(d)	Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e)	Company Appraisal Rights. NiCo shall not have exercised or shall continue to have a claim to demand or exercise appraisal, dissenters’ or similar rights under applicable Law with respect to any equity securities of the Company by virtue of the Merger.

(f)	Right to Acquire CMR. EM LLC shall have entered into an agreement, in form and substance acceptable to WTMA and Acquiror, pursuant to which it has contributed or transferred its right to acquire the Company to Acquiror.

Section 6.02 Conditions to the Obligations of Acquiror and Merger Sub 1 and Merger Sub 2. The obligations of Acquiror, Merger Sub 1 and Merger Sub 2 to consummate the Mergers, as applicable, and the Transactions shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by Acquiror:

(a)	Representations and Warranties.

(i)	The Company Fundamental Representations shall be true and correct in all respects.

(ii)	Other than the Company Fundamental Representations, each of the representations and warranties of the Company in this Agreement that is qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, and each of the representations and warranties of the Company in this Agreement that is not qualified or limited by a materiality or the Company Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)	Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Closing.

(c)	Officer’s Certificate. Acquiror shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (i) certifying as to the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Documents executed or to be executed and delivered by the Company pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Governing Documents of the Company and attaching such documents thereto; (iii) certifying as to the valid adoption of resolutions of the Company Board whereby the Mergers and the Transactions were approved by the Company Board and attaching a copy of such resolutions; (iv) certifying that the Company Stockholder Approval has approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (v) attaching a certificate of good standing of the Company from the Secretary of State of the State of Delaware, dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(e) and Section 6.01(c) have been satisfied.

(d)	Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Company or any Seller to or from any Person to consummate the Mergers and the Transactions shall have been obtained, given or sent, as applicable, by the Company.

(e)	Company Material Adverse Effect. Since the Effective Date there shall not have been a Company Material Adverse Effect.

(f)	Delivery of Financial Statements. The Company shall have provided to Acquiror audited financial statements for the Company and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

(g)	Support and Lockup Agreement. NiCo shall have delivered to Acquiror an agreement duly executed by NiCo in the form of the Support and Lockup Agreement as attached hereto as Exhibit A.

(h)	Delivery of Company Disclosure Letter. The Company and the Sellers shall have delivered to WTMA and Acquiror an updated Company Disclosure Letter in form and substance acceptable to WTMA and Acquiror.

Section 6.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

(a)	Representations and Warranties.

(i)	The Acquiror Fundamental Representations shall be true and correct in all respects.

(ii)	Other than the Acquiror Fundamental Representations, each of the representations and warranties of Acquiror and WTMA in this Agreement that is qualified or limited by a materiality or Acquiror Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, and each of the representations and warranties of Acquiror and WTMA in this Agreement that is not qualified or limited by a materiality or Acquiror Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Closing as though made on and as of the Closing, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)	Performance of Obligations of Acquiror, WTMA, Merger Sub 1 and Merger Sub 2. Each of Acquiror, WTMA, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects the obligations that are to be performed by Acquiror, WTMA, Merger Sub 1 and Merger Sub 2 under this Agreement at or prior to the Closing.

(c)	Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed on behalf of Acquiror, Merger Sub 1, and Merger Sub 2 (i) certifying as to the incumbency of each of Acquiror’s, Merger Sub 1’s and Merger Sub 2’s managers/directors and officers authorized to sign, on behalf of Acquiror, Merger Sub 1 and Merger Sub 2, this Agreement and the Ancillary Documents executed or to be executed and delivered by Acquiror, Merger Sub 1 and Merger Sub 2 pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Governing Documents of the Acquiror; (iii) certifying as to the valid adoption of resolutions of each of managing member of Acquiror and the Board of Directors of Merger Sub 1 whereby the First Merger and the Transactions were approved by the managing member of Acquiror and the Board of Directors of Merger Sub 1 and attaching a copy of such resolutions; (iv) certifying as to the valid adoption of resolutions of the Board of Managers of Merger Sub 2 whereby the Second Merger and the Transactions were approved by the Board of Managers of Merger Sub 2 and attaching a copy of such resolutions; (v) certifying that Acquiror as the sole stockholder and member, as applicable, of Merger Sub 1 and Merger Sub 2 has approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (vi) attaching a certificate of good standing of Acquiror, Merger Sub 1 and Merger Sub 2 from the Secretary of State of the State of Delaware and the State of Missouri, as applicable, each dated within five (5) Business Days of the Closing Date; and (v) certifying that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(d) have been satisfied.

(d)	Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by Acquiror, Merger Sub 1 or Merger Sub 2 to or from any Person to consummate the Mergers and the Transactions shall have been obtained, given or sent, as applicable, by Acquiror, Merger Sub 1 or Merger Sub 2.

Article VII. Termination, Amendment and Waiver

Section 7.01 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)	at any time prior to the Closing (notwithstanding the prior receipt of the Company Stockholder Approval and the Acquiror Equityholder Approval), by mutual written agreement of the Company and Acquiror; or

(b)	by either the Company or Acquiror, at any time prior to the Closing (notwithstanding the prior receipt of the Company Stockholder Approval and the Acquiror Equityholder Approval), in the event that the Closing shall not have occurred on or before June 30, 2025, (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any Party whose breach of the terms and conditions of this Agreement have been a principal cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(c)	by Acquiror, at any time prior to the Closing (notwithstanding the prior receipt of the Company Stockholder Approval and the Acquiror Equityholder Approval), in the event the Company shall have breached any or defaulted under any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.02 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after the Company has received written notice of such breach from Acquiror (a “Company Default”); or

(d)	by the Company, at any time prior to the Closing (notwithstanding the prior receipt of the Company Stockholder Approval and the Acquiror Equityholder Approval), in the event Acquiror, Merger Sub 1 or Merger Sub 2 shall have breached any or defaulted under any of their respective representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.03 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after Acquiror has received written notice of such breach from the Company (a “Acquiror Default”); or

(e)	by Acquiror, at any time prior to the Closing, if there shall have occurred a Company Material Adverse Effect after the Effective Date; or

(f)	by the Company, at any time prior to the Closing, if there shall have occurred an Acquiror Material Adverse Effect after the Effective Date; or

(g)	by either Acquiror or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions.

Section 7.02 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 7.01 pursuant to which this Agreement is being terminated. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall thereafter be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 5.09, this Section 7.02, Section 7.03, and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

Section 7.03 Expenses. Except as otherwise specifically set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers and the Transactions are consummated.

Article VIII. Tax Matters

Section 8.01 Filing of Tax Returns; Payment of Taxes.

(a)	From and after the Closing Date, the Surviving Company shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, and for all Straddle Periods (each such Tax Return, a “Pre-Closing Tax Return”). The Surviving Company shall provide a draft of each such Pre-Closing Tax Return to NiCo for its review and comment, in the case of any Pre-Closing Tax Return filed on an annual basis, at least thirty days prior to the date on which such Tax Return is to be filed, and, in the case of all other Pre-Closing Tax Returns, as soon as reasonably practicable prior to the due date for each such other Pre-Closing Tax Return (but in no event, less than ten days prior to the due date for each such Tax Return). The Surviving Company and NiCo shall cooperate in good faith to resolve any disputes with respect to any Pre-Closing Tax Return. In the event that the Surviving Company and NiCo are not able to resolve all disputes with respect to any Pre-Closing Tax Return within ten days following NiCo’ submission of written comments to such Pre-Closing Tax Return to the Surviving Company, then the Parties shall engage the Accounting Referee to resolve any such dispute. In the event that any such dispute is not resolved by the due date (including extensions) of the applicable Pre-Closing Tax Return to which such dispute relates, such Tax Return shall be filed by the Surviving Company as prepared by the Surviving Company (taking into account NiCo’s written comments with respect to which the Surviving Company and NiCo agree), and the Surviving Company shall promptly amend such Pre-Closing Tax Return to the extent such Pre-Closing Tax Return as filed is inconsistent with the final resolution by the Accounting Referee or the agreement between the Surviving Company and NiCo.

(b)	The Company shall pay, or shall cause to be paid, any Taxes shown as due and owing on the Pre-Closing Tax Returns that are the subject of this Section 8.01 to the Surviving Company no later than five days following the Surviving Company’s written request for such payment.

(c)	None of the Surviving Company or any of its Affiliates may amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law or provided in this Agreement.

Section 8.02 Allocation for Straddle Periods. In the case of any Straddle Period, (i) the amount of any Taxes or refunds of Taxes (or credits for overpayment of Taxes), measured by income, gross receipts, payments, sales or payroll shall be allocated to the portion of the Pre-Closing Tax Period ending on the Closing Date based on an interim closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period (except for any depreciation or amortization deductions with respect to property placed in service after the Closing Date, all of which shall be allocated to a post-Closing portion of such Straddle Period), and (ii) the amount of any other Taxes or refunds of other Taxes (or credits for overpayment of other Taxes) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the amount of such other Tax or refund of other Tax (or credit or overpayment) for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.03 Cooperation on Tax Matters. Acquiror and NiCo shall cooperate, as and to the extent reasonably requested by any of them, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article VIII. Such cooperation will include the retention and (upon any Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. Acquiror will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof) of the respective Tax Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority with respect to such books and records.

Section 8.04 Audits and Contests with Respect to Taxes.

(a)	Acquiror and the Surviving Company will notify NiCo in writing within fifteen (15) Business Days after receipt by Acquiror or the Surviving Company of written or oral notice of any pending or threatened audit, litigation, examination, assessment or other proceeding with respect to Taxes of the Company relating to any Pre-Closing Tax Period or Straddle Period (a “Pre-Closing Tax Contest”); provided, however, that the failure to provide such notice shall not relieve the Company from its indemnity obligations pursuant to this Agreement except to the extent that any of them is materially prejudiced by the failure or delay in giving such notice.

(b)	Acquiror shall control Pre-Closing Tax Contests occurring after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Contest could reasonably be expected to give rise to the NiCo’s obligation for Taxes of the Company pursuant to this Agreement, Acquiror agrees (i) to keep NiCo reasonably informed of developments with respect to such Pre-Closing Tax Contest, (ii) to negotiate with the relevant Governmental Authority for a resolution of such Pre-Closing Tax Contest in good faith, and (iii) to obtain the consent of NiCo prior to the settlement of such Pre-Closing Tax Contest, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.05 Transfer Taxes. Any sales, use, transfer, stamp, duties, recording and similar Taxes applicable to, imposed upon, or arising out of the Transactions (collectively, “Transfer Taxes”) shall be borne by NiCo. To the extent Acquiror or any of its Affiliates is required to file any Tax Return with respect to Transfer Taxes and remit the applicable amount of such Transfer Taxes due with such Tax Return to the applicable Governmental Authority, NiCo shall pay the amount of such Transfer Taxes to Acquiror no later than five days following Acquiror’s written request for such payment submitted to NiCo.

Section 8.06 Tax Representation Letter. In furtherance of the de-SPAC Transactions and in respect of the Exhibit 8.1 tax opinion to be provided in connection with the Form S-4 Proxy Statement/Prospectus (the “Proxy Statement”), filed by Welsbach Technology Metals Acquisition Corp. on November 12, 2024, as amended, prior to the Proxy Statement being declared effective and immediately prior to Closing, each of the Company, Acquiror, Merger Sub 1 and Merger Sub 2 shall execute and deliver a customary tax representation letter with respect to the de-SPAC Transactions to Jones Day in form and substance reasonably satisfactory to Jones Day.

Section 8.07 Form W-9. Prior to the Closing, each of the Company, NiCo, Robert N. Feldman 2024 Family Irrevocable Trust, Andrea S. Feldman, and Robert N. Feldman shall deliver to Acquiror a properly completed and duly executed Form W-9.

Section 8.08 Survival. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Section 3.17 (Taxes), all covenants set forth in this Article VIII, and any claim for Indemnified Taxes set forth on Schedule 9.02, in each case, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations, plus sixty days.

Article IX. General Provisions

Section 9.01 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, except as set forth in Section 8.08 and in Schedule 9.02, and only the covenants that by their terms survive, or contemplate performance after, the Closing and this Article IX shall survive the Closing.

Section 9.02 Indemnification. Each of the Sellers shall, jointly and severally, indemnify Acquiror and its Representatives for any Liabilities resulting out of or in connection with the matters set forth on Schedule 9.02.

Section 9.03 Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Mergers and the Transactions are consummated.

Section 9.04 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party.

Section 9.05 Extension; Waiver. At any time and from time to time prior to the Closing, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

if to Acquiror, WTMA, Merger Sub 1 or Merger Sub 2:

Evolution Metals LLC

516 S Dixie Hwy Suite 209

West Palm Beach, FL 33401

Attention: Mr. David Wilcox

Email: David.Wilcox@evolution-metals.com

with a copy, which shall not constitute notice, to:

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, GA 30361

Attention: Joel May; Ashley Gullett; Justin Farra

Email: jtmay@jonesday.com; agullett@jonesday.com; jfarra@jonesday.com if to the Company:

Critical Mineral Recovery, Inc.

Attention: Robert Feldman

815 State Highway OO

Fredericktown, MO 63645

Email: robf@intercotradingco.com

with a copy, which shall not constitute notice, to:

Albert S. Watkins

1200 S. Big Bend Blvd

St. Louis, MO 63117

Email: al@kwstllaw.com

if to the Sellers:

NiCo Metals Group LLC

Attention: Robert Feldman

815 State Highway OO

Fredericktown, MO 63645

Email: robf@intercotradingco.com

Email: Andreasfeldman@gmail.com

with a copy, which shall not constitute notice, to:

Albert S. Watkins

1200 S. Big Bend Blvd

St. Louis, MO 63117

Email: al@kwstllaw.com

if to NiCo:

NiCo Metals Group LLC

Attention: Robert Feldman

815 State Highway OO

Fredericktown, MO 63645

Email: robf@intercotradingco.com

with a copy, which shall not constitute notice, to:

Albert S. Watkins

1200 S. Big Bend Blvd

St. Louis, MO 63117

Email: al@kwstllaw.com

Section 9.07 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.08 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.09 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.10 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.11 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.12 Release and Waiver. Effective as of the Closing, each Seller, on such Seller’s own behalf, and on behalf of such Seller’s heirs, beneficiaries, legal and personal representatives, predecessors, successors, assigns and Affiliates, hereby (i) irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees of and from any and all Claims, and (ii) irrevocably, unconditionally and completely waives and relinquishes each and every Claim, in each case of clauses (i) and (ii) that such Seller may have had in the past, may now have or may have in the future against any of the Releasees, under any Law, on any ground whatsoever, directly or indirectly relating to or directly or indirectly arising out of the ownership, operation, business, affairs, management or financial condition of the Company or such Seller’s relationship with the Company existing or occurring at or prior to the Closing. Each Seller hereby irrevocably covenants to refrain from asserting any Claim, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee based upon any Claim released or purported to be released pursuant to this Agreement or in a representative capacity on behalf of others. Notwithstanding anything to the contrary herein, this Section 9.12 will not be construed to release any Releasee from its obligations under this Agreement or any of the Ancillary Documents.

Section 9.13 Third Party Beneficiaries. Other than as specifically set forth herein, including, without limitation, in Section 5.05, Section 9.02 and Section 9.12, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 9.14 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.15 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.16 Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof; provided, however, provisions governing the First Merger and the Second Merger (to the extent relating to the Laws of the State of Missouri) shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without regard to the conflicts of law principles thereof.

Section 9.17 Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)	Each of the Parties hereby irrevocably submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.17(b). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel

Section 9.18 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Acquiror does not terminate this Agreement pursuant to the provisions herein, Acquiror shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Acquiror is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to the provisions herein, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other document or agreement related hereto.

Section 9.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

Welsbach Technology Metals Acquisition Corp.

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Chief Operating Officer

Evolution Metals New LLC

By:	/s/ William David Wilcox
Name:	William David Wilcox
Title:	Manager

Evolution Metals Merger Sub 3, Inc.

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Chief Executive Officer

Evolution Metals Merger Sub 4, LLC

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Chief Executive Officer

Critical Mineral Recovery, Inc.

By:	/s/ Robert S. Feldman
Name:	Robert S. Feldman
Title:	Authorized Signatory

NiCo Metals Group LLC as the sole stockholder of the Company

By:	/s/ Robert S. Feldman
Name:	Robert S. Feldman
Title:	Authorized Signatory

Robert N. Feldman 2024 Family Irrevocable Trust

By:	/s/ Andrea S. Feldman
Name:	Andrea S. Feldman
Title:	Trustee

Robert N. Feldman Revocable Trust

By:	/s/ Robert N. Feldman
Name:	Robert N. Feldman
Title:	Trustee

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

/s/ Andrea S. Feldman
Name:	Andrea S. Feldman

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

/s/ Robert N. Feldman
Name:	Robert N. Feldman

Exhibit A

Support and Lockup Agreement

[attached]

Schedule 9.02

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in the Agreement and in the Company Disclosure Letter shall survive Closing for (i) in the case of Company Fundamental Representations (other than those set forth in Section 3.17, which shall survive for the period set forth in Section 8.08), 10 years following the Closing Date, and (ii) in the case of all representations and warranties of the Company and the Sellers other than the Company Fundamental Representations, 18 months following the Closing Date.

Each of the Sellers shall indemnify Acquiror, WTMA and their respective Representatives for any Liabilities arising out of or related to (i) breaches of any representations, warranties or covenants set forth in the Agreement or in the Company Disclosure Letter, (ii) any Indemnified Taxes, and (iii) the fire occurring at the Company’s Fredericktown, Missouri facility on or around October 30, 2024.